UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2011

     Getty Realty Corp.
(Exact name of registrant as specified in charter)

Maryland	001-13777	11-3412575
(State of Organization)	(Commission File Number)	(IRS Employer Identification No.)

125 Jericho Turnpike, Suite 103
Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 478-5400

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02 Termination of a Material Definitive Agreement

On November 30, 2011, Getty Realty Corp. (the “Company”) served Getty Petroleum Marketing, Inc. (“Marketing”), the Company’s largest tenant, with a formal notice of termination of the Master Lease (the “Notice”) as a result of Marketing’s nonpayment of November 2011 rent.  On December 5, 2011, subsequent to delivery of the Notice, Marketing filed for Chapter 11 bankruptcy protection in U.S. Bankruptcy Court, Southern District of New York.  The Company is of the view that, pursuant to the Notice, as of December 12, 2011, the Master Lease with Marketing is terminated.  The Company intends to protect its interests and pursue actions it believes appropriate against Marketing, which include among other things seeking possession of the unitary premises underlying the Master Lease and pursuing other rights and remedies available to it, subject to a stay of certain proceedings and actions that has arisen under bankruptcy law as to Marketing.  As of the date hereof, the Company has neither received November nor December 2011 rent from Marketing. The Company expects the U.S Bankruptcy Court to consider arguments and make determinations regarding various issues related to Marketing’s bankruptcy and the Master Lease, including, among other things, the validity of the termination of the Master Lease and the timing and amounts of any payments to be made by Marketing to the Company during pendency of the bankruptcy proceedings. Accordingly, the Company cannot provide any assurance regarding the ultimate resolution of its actions and proceedings against Marketing, or regarding the extent to which Marketing’s bankruptcy may impact performance by Marketing of its rental, environmental and other obligations under the Master Lease.  In addition, the Company cannot provide any assurance regarding how the bankruptcy will affect the Company’s efforts to recapture and reposition the Master Lease portfolio.

As of November 30, 2011, Marketing leased from us approximately 800 properties under the Master Lease.  The monthly fixed rent that was due to the Company under the Master Lease for November 2011 was $4.9 million.  The Master Lease was a “triple-net” lease and Marketing was responsible for the payment of taxes, maintenance, repair, insurance, environmental and other operating expenses.  The initial term of the Master Lease would have expired in December 2015.  Marketing had three renewal options of ten years each and a final renewal option of three years and ten months.

As a result of recent developments involving Marketing described above and in the Company’s other recent disclosures, it is likely that the Company will be required to increase the deferred rent receivable reserve, record additional impairment charges, accrue for environmental liabilities and incur significant costs associated with proceedings against Marketing and a repositioning of the Master Lease portfolio. The Company has not determined the amounts of any such potential adjustments to its financial statements or of such costs.  These developments could materially adversely affect the Company’s business, financial condition, revenues, operating expenses, results of operations, liquidity, ability to pay dividends or stock price.

For more information on the risks associated with the Company’s relationship with Marketing, see the disclosure under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the Company’s subsequent Quarterly Reports on Form 10-Q and as updated by the Company’s subsequent periodic reports filed under the Securities Exchange Act of 1934, as amended and the Company’s other filings made with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY REALTY CORP.

Date:	December 16, 2011	By:	/s/ Thomas J. Stirnweis
Thomas J. Stirnweis
Vice President, Treasurer and Chief Financial Officer